Exhibit 10.14

October 15, 2018

David K. Jones

11 Deputy Minister Drive

Colts Neck, NJ 07722

delivered via email to Daonia@yahoo.com

Dear Dave:

Congratulations – this is where the rubber meets the road! We are pleased to extend you the following offer of employment with Vroom, Inc. (“Vroom” or the “Company”). We believe that you have the personal and professional qualities to contribute to Vroom’s continued success. This letter sets forth the terms of your offer.

Position: Chief Financial Officer, reporting to Paul Hennessy, CEO. You will also be an Officer of the Company and have the fiduciary duties that are commensurate with that position.

Start Date: Your first day of employment will be as soon as possible, to be determined upon acceptance.

Location: Your home office will be in New York, NY. Your regular work hours will vary as required by the needs of the business.

Salary: Your gross annual salary will be $500,000, payable bi-weekly on Fridays. Your role is currently classified as exempt. Therefore, you are exempt from the overtime provisions of the Fair Labor Standards Act (FLSA).

Annual Incentive: This position is eligible for participation in Vroom’s Incentive Bonus Plan. This plan is based upon Vroom’s achievement of its business plan, as well as your success against personal performance goals.

•	Your annual target bonus is 50% of your base salary.

•	For the 2018 plan year, Vroom will guarantee payment of the prorated portion of your bonus target on or before April 15, 2019.

•	For the 2019 plan year, Vroom will guarantee payment of no less than one half of your target bonus amount on or before April 15, 2020.

•

Payments are generally made on or before the end of the first quarter following the relevant performance year. No part of any bonus is earned unless you are actively employed by Vroom on the date the bonus is to be paid.

•	The details of Vroom’s Incentive Bonus Plan will be governed and outlined in a plan document that you will receive once you begin employment.

Sign on / Onboarding Bonus:

•	Vroom agrees to pay you a sign-on bonus totaling $250,000 on the earliest practical payroll date immediately following 90 days of continuous employment.

•	Vroom further agrees to pay you an additional bonus totaling $150,000 on the earliest practical payroll date following fifteen (15) months of employment.

*

For Cause means Vroom’s good faith determination that the employee has: 1) committed any act constituting financial dishonesty against Vroom or its Subsidiaries; (ii) engaged in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith, would (A) adversely affect the business or prospective customers, suppliers, lenders and / or other third parties with whom such Vroom does or might do business; or (B) expose the Vroom or any of its subsidiaries to a risk of civil or criminal legal damages, liabilities, or penalties; (iii) engaged in or committed any misconduct, violation of the Vroom’s written policies, including Vroom’s Employee Handbook, or committed non-performance of duty in connection with the business affairs of the Vroom or its subsidiaries; or (iv) breached any agreement, including without limitation, this Agreement and any agreement relating to non-competition, non-solicitation or confidentiality.

•

You agree to repay to Vroom a prorated amount of the bonus received if you voluntarily terminate your employment or are terminated for Cause* within two calendar years of each respective payment date. You will be required to sign Vroom’s standard Sign on Bonus Agreement and will be subject to the terms and conditions set forth therein.

Equity: Subject to approval by Vroom’s Board of Directors (the “Board”), Vroom will recommend to the Board to grant you 200,000 shares of Common Stock of the Company (the “Options”) to purchase, at a price per share to be determined by the Board based on an independent valuation.

•

The Options shall vest over a period of four years, with 25% of the Options vesting on each anniversary of your start date, all subject to your continued employment and the approval of the Board and the Company’s 2017 Equity Incentive Plan.

•

The terms of the grant shall be subject to the terms of the Plan, and an option agreement to be entered into between you and Vroom. Options and other payments may be subject to Section 409A of the Internal Revenue Code of 1986, as described in the attached document.

Benefits: You are eligible to participate in Vroom’s comprehensive benefits package starting on the first day of the month, immediately following your start date. For details on eligibility and our full benefits offering, please review our benefits guide, which will be provided on your first day of employment.

Time Off: You will be eligible for 20 days of PTO annually. Please review Vroom’s Time Off Policy in the Employee Handbook for complete details.

Separation: This letter does not constitute an offer of employment for any definite period of time. Your employment is “at-will,” and either you or Vroom may terminate the employment relationship at any time and for any reason with or without prior notice. Nothing in Vroom’s offer to you, including but not limited to provisions regarding compensation or benefits, nor anything contained in the Employee Handbook, alters the at-will nature of your employment. Notwithstanding the “at-will” nature of the relationship, if you are terminated for any reason other than For Cause or resign for Good Reason (where Good Reason is a material reduction in the salary, position, duties, or responsibilities of your role), you shall be entitled to receive the greater i) three (3) months of your then current base salary and benefits continuation; or ii) the separation pay amount otherwise payable to Company employees based on the then in-force policy at the time of termination. Likewise, you agree to provide 60 days’ written notice to the company of the resignation of your employment. The Company reserves the right to terminate employment at an earlier time and to pay compensation in lieu of the notice provided.

Next steps: As with all employees, our offer to you is contingent on the following:

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Vroom’s receipt of a positive background screen report, which may address one or more of the following areas, as required by the position being offered: education verification, employment verification, criminal record, personal credit history, motor vehicle record.

•

Your consent to submit to a drug and alcohol screen. Refusal to submit to the drug and alcohol screen, or positive test results for drugs and/or alcohol, will result in the conditional offer of employment being withdrawn.

•	Receipt of satisfactory proof of your identity and legal authorization to work in the United States as required by the Immigration Reform and Control Act of 1986 on your first day of employment

•	Your acknowledgement and agreement that your acceptance of this offer will not violate any agreements or arrangements with other individuals or entities, or duties to your current or former employers.

•	Your execution of the Company’s Proprietary Information and Inventions Assignment Agreement, which is attached as Vroom PIIA.

•	Your acknowledgement that you will comply with the policies set forth in Vroom’s Employee Handbook, which you will receive shortly after you begin.

I hope you are ready to take the wheel and help drive Vroom’s growth!

I look forward to your acceptance of this offer. If you have any questions, do not hesitate to call. To accept this offer, please complete, sign and scan all documents included with this offer package.

Sincerely,

/s/ C. Denise Stott	10/21/2018 6:09:22 PM PDT
C. Denise Stott | Vroom	Date
SVP, People & Culture

Enclosures

I accept your offer of employment and agree to the provisions stated in this letter. I acknowledge that this letter constitutes the entire agreement between Vroom and me and supersedes all prior verbal or written agreements, arrangements or understandings pertaining to my offer of employment. I understand that I am employed at will and that my employment can be terminated at any time, with or without cause, at the option of either Vroom or me.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. BY SIGNING BELOW, I CERTIFY THAT I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

/s/ David K. Jones	10/19/2018 2:30:03 PM PDT
Signed: David K. Jones	Date

EMPLOYEE INVENTIONS AND PROPRIETARY INFORMATION AGREEMENT

Employee Name:	David K. Jones	Date of Agreement:	10/19/2018 2:30:03 PM PDT

This agreement (the “Agreement”) between Vroom, Inc. a Delaware Corporation (the “Company” or “Vroom”), and employee as detailed below (“Employee” or “I”) is effective the first day of Employee’s employment with Vroom. This Agreement is material consideration for employment or continued employment by the Company. In exchange of valuable consideration, the parties agree:

1. No Conflicts. I have not and will not make, any agreement, that is in conflict with this Agreement or my employment with Vroom. I will not violate any agreement with, or the rights of, any third party. When acting within the scope of my employment (or otherwise on behalf of Vroom), I will not use or disclose my own or any third party’s confidential information or intellectual property (collectively, “Restricted Materials”), except as expressly authorized by the Company in writing. I have not retained anything containing or reflecting any confidential information of a prior employer or other third party.

2. Inventions.

a. Definitions. “Company Interest” means any product, service, other Invention or Intellectual Property Rights (defined below) that is sold, leased, used, licensed, provided, proposed, under consideration or under development by Vroom. “Intellectual Property Rights” means any and all patent rights, copyright rights, trademark rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefor). “Invention” means any idea, concept, discovery, invention, development, research, technology, work of authorship, trade secret, software, content, audio-visual material, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, prototype, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, and all versions, modifications, enhancements and derivative works thereof, whether or not it may be patented, copyrighted, trademarked or otherwise protected.

b. Assignment. To the fullest extent under applicable law, Vroom shall own, and I assign and agree to assign, all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein or related thereto) that are collected, made, conceived, reduced to practice or set out in any tangible medium of expression, in whole or in part, by me during the my employment with Vroom, including the applicable statutory provision for my state of employment, if any, or that (i) arise out of any use of Vroom’s facilities or assets or any research or other activity conducted by, for or under the direction of Vroom (whether or not conducted (A) at the Vroom’s offices; (B) during working hours or (C) using Vroom’s assets), or (ii) are useful with or relate directly or indirectly to any Company Interest. I will promptly disclose and provide all of the foregoing Inventions (the “Assigned Inventions”) to Vroom. Assigned Inventions shall not include any Invention that meets all of the following requirements: (1) the Invention is developed entirely on my own time; (2) the Invention is developed entirely without use of Vroom’s facilities, assets, ideas or direction and (3) the Invention is not related to any Company Interest.

c. Assurances. I make and agree to make all assignments to Vroom as necessary to effectuate and accomplish Vroom’s ownership in and to all Assigned Inventions. I will assist Vroom, at its expense, to evidence, record and perfect assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I irrevocably designate and appoint

Vroom and its officers as my agents and attorneys-in-fact, coupled with an interest, to act for and on my behalf to execute and file documents and to perform lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

d. Other Inventions. If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise on behalf of Vroom) or (ii) any Assigned Invention cannot be fully made, used, reproduced, sold, distributed, modified, commercialized or otherwise exploited (collectively, “Exploited”) without using, misappropriating, infringing or violating any Restricted Materials, I grant and agree to grant Vroom a perpetual, irrevocable, worldwide, full paid-up, royalty-free, non-exclusive, transferable, sublicensable right and license to use, disclose, fully Exploit and exercise all rights in such Restricted Materials and all Intellectual Property Rights therein or related thereto. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.

e. Moral Rights. To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known or referred to as moral rights, artist’s rights, droit moral or the like (collectively, “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Vroom, and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by Vroom. I agree that notwithstanding any rights of publicity, privacy (whether or not statutory) Vroom may and is authorized to use my name, likeness and voice in connection with promotion of its business, products and services, and to allow others to do the same unless I expressly request otherwise in the execution of this Agreement.

3. Proprietary Information.

a. Definition; Restrictions on Use. I agree that all Assigned Inventions and all other confidential financial, business, legal and technical information, including the identity of and any other information relating to Vroom’s employees, Affiliates and Business Partners (as such terms are defined below), which I develop, learn or obtain during my employment or that are received by or for Vroom in confidence, constitute “Proprietary Information.” I will hold in strict confidence and not directly or indirectly disclose or use any Proprietary Information, except as required within the scope of my employment. My obligation of nondisclosure and nonuse of Proprietary Information exists for so long as such information remains confidential (except where I can document that it is or becomes readily available to the public without restriction through no fault of mine (including breach of this Agreement)) or, if a court requires a shorter duration, then the maximum time allowable by law. This Agreement does not affect my immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows:

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(1)

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

b. Upon Termination. Upon termination of my employment (for any or no reason), I will promptly identify and destroy, delete or return to Vroom all items containing or embodying Proprietary Information (including all original or copies of content, whether in electronic or hard-copy form), except that I may keep my personal copies of (i) my personnel records; (ii) materials distributed to shareholders generally and (iii) this Agreement.

c. Monitoring and Search. I agree that I have no expectation of privacy with respect to the Vroom’s networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, email messages and voicemail messages or other devices (including personal devices)) in which Company Proprietary Information resides, is stored or is passed through (“Company Systems”), and in order to ensure compliance with work rules and safety concerns, Vroom or its agents may monitor, at any time and without further notice to me, any Company Systems and any of my activity, files or messages on or using any Company Systems, regardless of whether such activity occurs on equipment owned by me or Vroom. I agree that any property situated on Vroom’s premises and owned, leased or otherwise possessed by Vroom, including computers, computer files, email, voicemail, storage media, filing cabinets or other work areas, is subject to inspection by Vroom personnel at any time with or without notice. I agree that (A) any such searches or monitoring efforts are not formal accusations of wrongdoing but rather part of the procedure of an investigation and (B) refusal to consent to a search may be grounds for discipline.

4. Restricted Activities. For the purposes of this Section 4, the term “the Company” includes Vroom and all other persons or entities that control, are controlled by or are under common control with Vroom (“Affiliates”) and for whom Employee performed responsibilities or about whom Employee has Proprietary Information.

a. Definitions. “Competitive Activities” means any direct or indirect non-Company activity (i) that is the same or substantially similar to Employee’s responsibilities for Vroom that relates to, is substantially similar to, or competes with Vroom (or its demonstrably planned interests) at the time of my termination from Vroom; or (ii) involving the use or disclosure, or the likelihood of the use or disclosure, of Proprietary Information. Competitive Activities do not include being a holder of less than one percent (1%) of the outstanding equity of a public company. “Business Partner” means any past (i.e., within the twelve (12) months preceding Employee’s termination from Vroom), present or prospective (i.e., actively pursued by Vroom within the twelve (12) months following

Employee’s termination from Vroom) customer, vendor, supplier, distributor or other business partner of Vroom with whom Employee comes into contact during Employee’s employment with Vroom or about whom Employee had knowledge by reason of Employee’s relationship with the Company or because of Employee’s access to Proprietary Information. “Cause” means to recruit, employ, retain or otherwise solicit, induce or influence, or to attempt to do so. “Solicit”, with respect to Business Partners, means to (A) service, take orders from or solicit the business or patronage of any Business Partner for Employee or any other person or entity unless such relationship has no bearing on Vroom’s business whatsoever (A) divert, entice or otherwise take away from Vroom the business or patronage of any Business Partner, or to attempt to do so, or (B) solicit, induce or encourage any Business Partner to terminate or reduce its relationship with Vroom.

b. Acknowledgments.

i. I agree that (A) Vroom’s business is highly competitive; (B) secrecy of the Proprietary Information is of the utmost importance, and I will learn and use Proprietary Information in the course of performing my work and (C) my position may require me to establish goodwill with Business Partners and employees on behalf of Vroom and such goodwill is important to the Vroom’s success, and Vroom has made substantial investments to develop its business interests and goodwill.

ii. I agree that the limitations as to time, geographical area and scope of activity to be restrained in this Section 4 are coextensive with Vroom’s footprint and my performance of responsibilities for Vroom and are therefore reasonable and not greater than necessary to protect the goodwill or other business interests of Vroom. I agree that Vroom’s need for protection afforded by this Section 4 is greater than any hardship I may experience by complying with its terms.

iii. I acknowledge that my violation or attempted violation of the agreements in this Section 4 will cause irreparable damage to Vroom or its Affiliates, and I agree that Vroom will be entitled to an injunction out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by me or others acting on my behalf. Vroom’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

iv. Although the parties believe that the limitations as to time, geographical area and scope of activity contained herein are reasonable and do not impose a greater restraint than necessary to protect the goodwill or other business interests of Vroom, if it is judicially determined otherwise, the limitations shall be reformed to the extent necessary to make them reasonable and not to impose a restraint that is greater than necessary to protect the goodwill or other business interests of Vroom.

v. In any such case, Vroom and I agree that the remaining provisions of this Section 4 shall be valid and binding as though any invalid or unenforceable provision had not been included.

c. As an Employee. During my employment, I will not directly or indirectly: (i) Cause any person to leave their employment with Vroom (other than terminating subordinate employees in the course of my duties, truthfully participating in an internal investigation, or providing performance feedback in the normal course of business); (ii) Solicit any Business Partner; (iii) act in any capacity in or with respect to any commercial activity which competes, or is reasonably

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likely to compete, with any business that Vroom conducts, proposes to conduct or demonstrably anticipates conducting, at any time during my employment with Vroom or (iv) enter into in an employment, consulting or other similar relationship with another person or entity that requires a significant time commitment without the prior written consent of Vroom.

d. After Termination. For the period of twelve (12) months immediately following my termination of employment with Vroom, I will not directly or indirectly: (i) Cause or attempt to cause any person to leave their employment with Vroom; (ii) Solicit any Business Partner or (iii) engage in any Competitive Activities (A) anywhere Vroom offers its services or has customers during my employment with Vroom or where my use or disclosure of Proprietary Information could materially disadvantage Vroom regardless of my physical location; or (B) anywhere Vroom offers its services or has customers and where I have responsibility for Vroom or (C) anywhere within a fifty (50) mile radius of any physical location I work for Vroom. The foregoing timeframes shall be increased by the period of time beginning from the commencement of any violation of the foregoing provisions until such time as I have cured such violation.

5. Employment at Will. This Agreement is not an employment contract for any particular term. I may resign and Vroom may terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of Vroom, I have obligations to Vroom which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by Vroom’s CEO, or an authorized designee.

6. Survival. Any change or changes in my employment title, duties, compensation, or equity interest after the signing of this Agreement does not affect the validity or scope of this Agreement. Sections 2, 3, 4, 6 and 7 of this Agreement continue in effect after termination of my employment and Vroom is entitled to communicate my obligations under this Agreement to any of my potential or future employers. I will provide a copy of this Agreement to any potential or future employers of mine, so that they are aware of my obligations. Sections 2, 3, 4, 6 and 7, and any obligations I have under such sections, also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of Vroom, its Affiliates, successors and assigns. This Agreement may be freely assigned by Vroom.

7. Miscellaneous. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. Any legal action or proceeding relating to this Agreement shall be brought exclusively in the state or federal courts located in New York County, New York, and each party consents to the jurisdiction thereof. The failure of either party to enforce its rights under this Agreement will not act as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. If one or more provisions of this Agreement is held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect enforceable. I agree that any breach or threatened break of my Agreement will cause irreparable harm to Vroom and damages would an adequate remedy. Therefore, Vroom is entitled to injunctive relief with thereto (without posting an bond) in addition to any other remedies.

I READ THIS AGREEMENT AND I UNDERSTAND AND ACCEPT OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATION HAVE BEEN TO ME TO INDUCE ME TO SIGN THIS AGREEMENT VOLUNTARILY, WITH THE UNDERSTANDING THAT I EITHER (1) HAVE RETAINED A COPY OF THIS AGREEMENT OR (2) MAY REQUEST A COPY OF THIS AGREE FROM VROOM AT ANY TIME.

VROOM

Signature	/s/ Deni Stott
Name:	Deni Stott
Title:	SVP of People and Culture
Dated:	10/21/2018 6:09:22 PM PDT

EMPLOYEE

Signature	/s/ David K. Jones
Name:	David K. Jones
Address:	[***]
Dated:	10/19/2018 2:30:03 PM PDT

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